Exhibit 10.26

FIRST AMENDMENT TO NET LEASE AGREEMENT

This FIRST AMENDMENT TO NET LEASE AGREEMENT (“Amendment”), is entered into this 25th day of March, 2016 (the “Execution Date”), by and between Scott’s Liquid Gold-Inc. (“Lessee”) and Havana Gold, LLC. (“Lessor”).

RECITALS

WHEREAS, Lessee and Lessor entered into that certain Net Lease Agreement dated February 1, 2013 (the “Lease”) for the lease of the warehouse and industrial buildings located at 4880 Havana Street, Denver, Colorado 80239 consisting of Building C containing approximately 61,400 square feet (“Building C”) and Building D containing approximately 52,220 square feet (“Building D”) for a total of approximately 113,620 square feet, as well as the Tank Farm described in the Lease (collectively, the “Existing Premises”).  All initially capitalized words used herein shall have the same defined meaning as in the Lease, unless defined otherwise herein.

WHEREAS, Lessee desires to lease all of the warehouse and industrial building located at 4880 Havana Street, Denver, Colorado 80239 consisting of Building B containing approximately 53,440 square feet, which Lessor agrees to lease to Lessee, and the parties wish to extend the Term of the Lease and further amend the Lease, all on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Lessor and Lessee agree that the Lease is modified as follows:

1.Extension of Term.  Subject to and upon the terms and conditions set forth herein, the parties acknowledge and agree that Lessee has exercised its first option to extend the Term pursuant to Section 2 of the Lease, and the Term is hereby extended for a period of 36 months, commencing on February 1, 2016 (the “Effective Date”), and expiring on January 31, 2019 (the “Extension Term”).  All references in the Lease to the “Lease Term” or “Term” shall be amended as of the Effective Date to include the Extension Term defined herein.

2.Demise of Expansion Premises.  Commencing on the Expansion Premises Commencement Date (as defined below), Lessor hereby leases to Lessee and Lessee hereby leases from Lessor Building B containing approximately 53,440 square feet (including the Arcade, as hereinafter defined), and located adjacent to the Existing Premises (the “Expansion Premises”) for the Permitted Use described in the Lease, on the terms, provisions and conditions set forth herein and in the Lease, as if the Expansion Premises were originally demised thereunder.  The date upon which Lessor delivers possession of the Expansion

Premises to Lessee with the Tenant Improvements (as defined in Section 6 below) complete shall be referred to herein as the “Expansion Premises Commencement Date.”   The Expansion Premises shall be deemed to include the “arcade” connecting Building B and Building C together (“Arcade”), and Lessee shall be responsible for all repairs and maintenance of the same from and after the Expansion Premises Commencement Date and continuing during the Term (including the Extension Term).  The term of the lease of the Expansion Premises shall be co-terminous with the lease of the Existing Premises, and shall expire on January 31, 2019, unless sooner terminated pursuant to the terms of the Lease or this Amendment.  From and after the Expansion Premises Commencement Date, the term “Premises” shall be deemed to include both the Existing Premises and the Expansion Premises for a total of 167,060 square feet.  Lessor agrees to deliver possession of the Expansion Premises to Lessee on or before April 30, 2016, with the Tenant Improvements complete, as reasonably determined by Lessee.  Any exercise of Lessee’s second option to extend shall include all of the Premises consisting of both the Existing Premises and the Expansion Premises.

3.Terms and Conditions.  The lease of the Premises (including the Existing Premises and the Expansion Premises) is subject to the following terms and conditions:

(a)Base Rent.  Base Rent for the Existing Premises shall continue to be payable in accordance with the Lease provisions relating to payment of Base Rent in the amounts set forth in Section 3 with respect thereto from and after the Effective Date and during the Extension Term. Base Rent for the Expansion Premises only shall payable in accordance with the Lease provisions relating to payment of Base Rent in the following amounts:

Time Period	Monthly Base Rent	Annual Base Rent per Sq.Ft.
Exp. Premises Comm. Date – 01/31/17	$21,821.33	$4.90
02/01/17 – 01/31/18	$23,380.00	$5.25
02/01/18 – 01/31/19	$24,493.00	$5.50

Base Rent for the Expansion Premises shall be prorated for any partial month if the Expansion Premises Commencement Date is not the first day of a month.

Base Rent for the Expansion Premises during the second extension term, if exercised by Lessee, shall be as follows:

02/01/19 – 01/31/20	$25,250.40	$5.67
02/01/20 – 01/31/21	$26,007.47	$5.84
02/01/21 – 01/31/22	$26,806.07	$6.02

(b)Operating Expense Rent.  From and after the Expansion Premises Commencement Date and continuing during the Extension Term, Lessee’s obligation to pay Operating Expense Rent in accordance with Section 3b of the Lease shall include the square footage of both the Existing Premises and the Expansion Premises, and shall otherwise be payable in accordance with Section 3b of the Lease.

4.Security Deposit.  Concurrently with execution and delivery of this Amendment, Lessee shall deliver to Lessor an additional security deposit in the amount of $21,821.00, which additional security deposit shall be added to the existing security deposit held by Lessor for a total of $53,516.25, which security deposit shall be used, applied and returned in accordance with Section 4 of the Lease.

5.Ramp and Parking Provisions.  Lessor agrees that the temporary ramp installed by the prior Tenant of Building B will be removed on or before the Expansion Premises Commencement Date (“Ramp Removal”).  Lessor agrees that the existing five parking spaces located along the west exterior wall of the Arcade shall be removed by Lessor and no parking shall be permitted along such west exterior wall of the Arcade by Lessor or any other party for the parking of any vehicles during the Term or any extension thereof.

6.Tenant Improvements.  Lessee is not entitled to any alterations or improvements to the Expansion Premises by Lessor, or any allowance or reimbursement in connection with any work performed by Lessee therein, except that Lessor agrees, at its sole cost and expense, to (a) build an approximately 500 square foot warehouse office in the Expansion Premises in a specific size, location, manner and condition mutually agreed upon by Lessor and Lessee, (b) remove the current warehouse office next to the loading dock doors in the Expansion Premises, (c) remove the existing racks in the Expansion Premises, (d) perform the Ramp Removal, (e)complete the technology requirement as described on Exhibit A and (f) cause the Expansion Premises to be professionally cleaned and all portions thereof delivered to Lessee in good repair and operating condition (collectively, the “Tenant Improvements”).

In addition to the Tenant Improvements, Lessor agrees to perform the following work, at Lessor’s sole cost and expense, not later than 30 days after the Expansion Premises Commencement Date: (i) cause heater and air conditioning equipment and systems to be repaired such that the same are in good working order, and (ii) repair dock doors (collectively, the “Remaining Work”).

Within five days after Lessor delivers possession of the Premises to Lessee with the Tenant Improvements completed, and again within five days after Lessor completes the Remaining Work and notifies Lessee of such completion, Lessor and Lessee shall conduct a joint walk through of the Expansion Premises and identify any items not completed to the reasonable satisfaction of Lessee (“Punch List Items”).  Lessor shall be responsible for the correction and completion of such Punch List Items at Lessor’s cost, which shall be performed within 30 days after each applicable walk through.

7.Additional Amendments.  Effective as of the Effective Date, Section 36 of the Lease is hereby deleted in its entirety.

8.Terms Continue. Except as expressly modified herein, all other terms and conditions of the Lease shall remain the same in full force and effect.

9.Brokers.  Lessor and Lessee hereby represents and warrants to the other that it has not engaged or dealt with any broker, finder, or agent in connection with the negotiation and/or execution of this Amendment, and Lessor and Lessee agrees to indemnify and save the other harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the indemnified party as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent, employed or engaged or claiming employment or engagement by, through, or under the indemnifying party.

10.Attorneys’ Fees.  In the event either party brings an action or files a suit to enforce or interpret this Amendment or any provisions contained herein, the party substantially prevailing in such action shall recover from the non-prevailing party, in addition to all other remedies or damages, reasonable legal fees and court costs incurred by such substantially prevailing party in such action or suit.

11.Conflicts.  In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control.

12.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document.  To facilitate execution of this Amendment, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Net Lease Agreement as of the Execution Date.

LESSOR:  HAVANA GOLD, LLC,

a Colorado Limited Liability Company

By: /s/ Andrew Feinstein

Name: Andrew Feinstein

Its: Manager

LESSEE:  SCOTT’S LIQUID GOLD-INC.,

a Colorado Corporation

By: /s/ Mark E. Goldstein

Name: Mark E. Goldstein

Its: President & CEO

EXHIBIT A

LIST OF LESSEE’S TECHNOLOGY REQUIREMENTS TO BE COMPLTED BY LESSOR

1.	Install 50 pair cable running from the phone room in Building A to the phone room in Building B, the cable terminated on each end with a 110 block.

2.	Inspect and, if needed, install a fiber option cable that runs from the 3rd floor of Building A to the phone room in Building B.

3.	Install and/or rewire telephone stations, as needed.

4.	Install and/or rewire computer stations, as needed.

5.	Install and/or rewire electrical outlets, as needed.

A-1